UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2012

FIRST SAVINGS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-34155	37-1567871
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

501 East Lewis & Clark Parkway, Clarksville, Indiana	47129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 283-0724

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 8, 2012, First Savings Bank, F.S.B (“First Savings”), the wholly-owned subsidiary of First Savings Financial Group, Inc. (the “Company”), and First Federal Savings Bank of Elizabethtown, Inc. (“First Federal”) executed an Agreement to Purchase Assets and Assume Liabilities (the “Agreement”) with respect to the acquisition by First Savings of First Federal’s four retail banking offices in Indiana. The offices are located in the towns of Corydon, Elizabeth, Lanesville and Georgetown.

Under the terms of the Agreement, First Savings will assume certain deposit liabilities and other liabilities and purchase certain loans and other assets associated with the four banking offices. First Savings will not assume any brokered deposits. First Savings will pay a 3.65% premium on certain assumed deposits, which totaled approximately $99.7 million at December 31, 2011. First Savings also will purchase, at 99.2% of book value, certain performing loans provided that the loans are still performing as of the closing date of the transaction. At December 31, 2011, the loan portfolio to be acquired totaled approximately $35.4 million.

The transaction is expected to close in the early part of the third calendar quarter of 2012 in order to accommodate data processing conversion scheduling. The closing is subject to regulatory approval and other customary closing conditions.

The description of the Agreement contained in this Item 1.01 is qualified in its entirety by the terms of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events

On February 9, 2012, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits

Number	Description

10.1	Agreement to Purchase Assets and Assume Liabilities dated as of February 8, 2012

99.1	Press Release dated February 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SAVINGS FINANCIAL GROUP, INC.

Dated: February 10, 2012	By:	/s/ Tony A. Schoen
Tony A. Schoen Chief Financial Officer